Exhibit 99

TCF 401K Plan

Financial Statements and Supplemental Schedules

December 31, 2018 and 2017

(With Report of Independent Registered Public Accounting Firm Thereon)

TCF 401K Plan

Report of Independent Registered Public Accounting Firm

To the Board of Directors of TCF Financial Corporation,
Plan Participants, Plan Sponsor, and Plan Administrator of the
TCF 401K Plan:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for plan benefits of the TCF 401K Plan (the Plan) as of December 31, 2018 and 2017, the related statements of changes in net assets available for plan benefits for the years then ended and related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2018 and 2017, and the changes in net assets available for plan benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2018 and schedule of reportable transactions for the year ended December 31, 2018 (collectively referred to as the supplemental information), has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 1991.

Minneapolis, Minnesota
June 24, 2019

TCF 401K PLAN
Statements of Net Assets Available for Plan Benefits

	At December 31,
(In thousands)	2018	2017
Assets:
Investments at fair value	$319,243	$346,589
Contributions receivable	619	501
Due from broker	50	—
Total assets	$319,912	$347,090

Liabilities:
Distributions payable to participants	$295	$296
Total liabilities	$295	$296

Net assets available for plan benefits	$319,617	$346,794
See accompanying notes to financial statements.

TCF 401K PLAN
Statements of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31,
(In thousands)	2018	2017
Investment income (loss):
Dividends	$8,603	$5,721
Net appreciation (depreciation)	(22,145)	27,419
Total investment income (loss)	(13,542)	33,140

Contributions:
Participant	27,642	24,020
Employer - cash	12,195	12,266
Total contributions	39,837	36,286

Distributions:
Distributions and withdrawals	53,144	37,696
Dividends paid to participants	750	446
Total distributions	53,894	38,142

Transfer from other plan	422	—

Increase (decrease) in net assets available for plan benefits	$(27,177)	$31,284

Net assets available for plan benefits at beginning of year	346,794	315,510
Net assets available for plan benefits at end of year	$319,617	$346,794
See accompanying notes to financial statements.

TCF 401K PLAN
Notes to Financial Statements

Note 1. Accounting Policies

Basis of Presentation

The financial statements of the TCF 401K Plan (the "Plan") have been prepared on the accrual basis of accounting. All investments of the Plan are stated at fair value. Purchases and sales of investments are recorded on a trade-date basis. The cost of Plan investments sold is determined by the average cost method. Distributions are recorded when paid. The Plan does not allow for loans to participants.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires TCF Financial Corporation ("TCF Financial" or the "Plan administrator") to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period. These estimates are based on information available to the Plan administrator at the time the estimates are made. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for plan benefits.

The Plan provides for investment in TCF Financial common stock through the TCF Financial Stock Fund. At both December 31, 2018 and 2017, approximately 48% of the Plan’s total assets were invested in the common stock of TCF Financial. The underlying value of the TCF Financial common stock is entirely dependent on the performance of TCF Financial and the market’s evaluation of such performance.

Plan Merger

On June 16, 2017, TCF National Bank, a subsidiary of TCF Financial, acquired 100% of the outstanding shares of Equipment Financing & Leasing Corporation. Effective March 1, 2018, the Equipment Financing & Leasing 401(k) Profit Sharing Plan and Trust, along with its assets of $422 thousand, merged into the Plan.

Recently Issued Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. The adoption of this ASU will be required beginning with the Plan's Annual Report on Form 11-K for the year ending December 31, 2020. Certain of the amendments require prospective application, while the remainder require retrospective application. Early adoption is allowed either for the entire standard or only the provisions that eliminate or modify the requirements. Management is currently evaluating the potential impact of this guidance on the Plan's financial statements.

Note 2. TCF 401K Plan

The Plan is a defined contribution plan for TCF Financial and its subsidiaries, which are participating employers in the Plan. The Plan is intended to meet the requirements of a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), an employee stock ownership plan under Section 4975(e) of the Code and a qualified cash or deferred arrangement under Section 401(k) of the Code. The portion of the Plan that is invested in the TCF Financial Stock Fund is the Plan’s stock bonus portion. The TCF Financial Stock Fund is an employee stock ownership plan under Section 4975(e) of the Code, designed to invest primarily in TCF Financial common stock. The portion of the Plan that is not invested in the TCF Financial Stock Fund is the Plan’s profit sharing portion. Both portions are part of a plan that includes a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

The Plan sponsor is TCF Financial. Transamerica Retirement Solutions, LLC was the record-keeper and trustee of the Plan appointed to serve under the trust agreement for the years ended December 31, 2018 and 2017.

Full-time and part-time employees of TCF Financial and its subsidiaries are eligible to participate in the Plan. Participants may elect to invest up to 50% of their covered compensation on a tax-deferred and/or after-tax basis, subject to the annual salary deferral limitation imposed by the Internal Revenue Service (the "IRS"), which was $18.5 thousand and $18 thousand in 2018 and 2017, respectively. The Plan allows participants age 50 or older to make "catch up" pre-tax contributions in excess of the IRS limits stated above. The maximum catch-up contribution was $6 thousand in 2018 and 2017.

Employer matching contributions are made in cash, which the Plan uses to buy TCF Financial common stock. These contributions are initially invested in the TCF Financial Stock Fund, but participants may direct investment of employer matching contributions in available mutual funds. Employer matching contributions are made at the rate of $1 per dollar for employees with one or more years of service up to a maximum company contribution of 5% of the employee’s covered compensation per pay period subject to the annual salary deferral limitation imposed by the IRS.

All employee contributions are invested in participant directed investments. Participants may elect to invest their employee account balance in any or all of the offered mutual fund investments or the TCF Financial Stock Fund, which is comprised of TCF Financial common stock as well as cash and accrued interest. If a participant does not make a valid investment election with respect to any other contributions, including participant contributions, these contributions will be invested in the TCF Financial Stock Fund.

The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit. These additional contributions, if any, are allocated to participants’ matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations. To date, no such contributions have been made.

Participant contributions and employer matching contributions made subsequent to January 1, 2016 vest immediately. Employer matching contributions made prior to January 1, 2016 are subject to a graduated vesting schedule of 20% per year based on the participant’s years of service with full vesting after five years.

The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

Dividends paid on the TCF Financial Stock Fund are reinvested in such fund or, at the election of the participant, may be paid in cash to the participant. Dividends paid from the mutual funds are reinvested in the mutual funds.

Amounts that have been forfeited in accordance with the provisions of the Plan are available to use for payment of various Plan obligations according to the following hierarchy: reinstatement of participant accounts upon rehire, reduction of employer contributions and Plan administration expenses as defined. Other Plan obligations are paid directly by TCF Financial. Administrative expenses, which include trustee, record-keeper, legal and audit fees were paid by TCF Financial and totaled $495 thousand and $513 thousand in 2018 and 2017, respectively. Any remaining forfeiture amounts are retained by the Plan to be used for payment of Plan obligations in future periods.

Each participant may exercise voting rights for the TCF Financial common stock allocated to his or her Plan account. Any shares not voted by Plan participants are voted by the Plan’s Advisory Committee, consisting of members of the TCF Financial Board of Directors' Compensation, Nominating and Corporate Governance Committee.

TCF Financial has reserved the right to amend the Plan at any time, stop offering the Plan to its employees at any time and each participating employer may cease to participate in the Plan. In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

Note 3. Income Tax Status

TCF Financial has received a favorable tax determination letter from the IRS dated March 30, 2016, indicating that the Plan qualified under Sections 401(a) and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code. As such, the Plan’s assets are exempt from federal income tax and participant tax-deferred contributions and amounts contributed by participating employers are not taxed to the employee until distributed from the Plan. Continued compliance with applicable provisions of the Code is required to maintain this tax-exempt status.

Based on the tax exempt status of the Plan, there are no accruals for income tax uncertainties. The Plan administrator believes the Plan is no longer subject to income tax examinations for years prior to 2015 and there are currently no audits for any tax period in progress.

Note 4. Net Appreciation (Depreciation)

The Plan’s investments appreciated (depreciated) in value as follows:

	Year Ended December 31,
(In thousands)	2018	2017
Net appreciation (depreciation):
Realized gains on distributions, sales and share class changes:
TCF Financial Stock Fund	$11,132	$7,633
Mutual funds	9,235	7,083

Change in unrealized appreciation (depreciation) of investments:
TCF Financial Stock Fund	(17,784)	(1,286)
Mutual funds	(24,728)	13,989
Total net appreciation (depreciation)	$(22,145)	$27,419

Note 5. Fair Value Measurement

FASB Accounting Standards Codification 820, Fair Value Measurement, defines fair value and establishes a consistent framework for measuring fair value and disclosure requirements for fair value measurements. Fair values represent the estimated price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, otherwise known as an "exit price".

At December 31, 2018 and 2017, assets held in trust for the Plan included investments in publicly traded stock and mutual funds categorized as Level 1 and measured on a recurring basis. The fair value of Level 1 assets are based on quotes from independent asset pricing services based on active markets. At December 31, 2018 and 2017, there were no assets measured on a recurring basis categorized as Level 2, which includes valuations that are based on prices obtained from independent pricing sources that are based on observable transactions of similar instruments, but not quoted markets, or categorized as Level 3, for which valuations use significant unobservable inputs.

The following is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at fair value:

•
TCF Financial Stock Fund: The TCF Financial Stock Fund includes TCF Financial common stock, cash and accrued interest. TCF Financial common stock is valued at the closing price reported on the New York Stock Exchange. The carrying amount of cash and accrued interest approximate fair value.

•
Mutual funds: The mutual funds are valued at the quoted net asset value of shares in the individual mutual funds, which is the readily determinable fair value, as reported on the New York Stock Exchange. See Schedule H - Schedule of Assets for a listing of the individual mutual funds held at December 31, 2018.

The following table summarizes the Plan’s investment assets measured at fair value on a recurring basis:

	Readily Available Market Prices (Level 1)
	At December 31,
(In thousands)	2018	2017
TCF Financial Stock Fund	$151,975	$164,887
Mutual funds	167,268	181,702
Total investments at fair value	$319,243	$346,589

Note 6. Distribution and Forfeitures

Cash and shares of TCF Financial common stock of $53.9 million and $38.1 million were distributed in 2018 and 2017, respectively.

On a monthly basis, the trustee redeposits all aged distributions that have not been cashed within nine months from date of issuance into the Plan. The Plan received no redeposited distributions from the trustee in 2018 and received $24 thousand redeposited distributions from the trustee in 2017. The Plan reissued distribution checks to former participants totaling $1 thousand and $11 thousand in 2018 and 2017, respectively. At December 31, 2018 and 2017, there were $295 thousand and $296 thousand, respectively, of distribution amounts paid to participants by check which had not yet been cashed. These aged distribution payments are shown as a liability reducing net assets available for plan benefits.

Forfeitures of unvested employer matching contributions were used to offset plan obligations as follows:

	Year Ended December 31,
(In thousands)	2018	2017
Total forfeitures during the year	$111	$204
Forfeitures carried over from the previous year	4	59
Forfeitures used to reinstate participant accounts	(9)	(4)
Forfeitures used to fund employer cash contributions	(102)	(255)
Forfeitures to be used to offset future obligations	$4	$4

Forfeitures to be used to offset future obligations are included in the Vanguard Treasury Money Market Investor Shares fund.

If participants are rehired by a participating employer within five years of termination, forfeited unvested balances are returned to the participants’ accounts.

Note 7. Reconciliation to Form 5500

Net assets available for plan benefits and total distributions differ from Form 5500, as filed with the Department of Labor, as follows:

	At December 31,
(In thousands)	2018	2017
Net assets available for plan benefits reported on the accompanying financial statements	$319,617	$346,794
Liabilities including amounts due to participants	—	(9)
Net assets available for plan benefits reported on Form 5500	$319,617	$346,785

	Year Ended December 31,
(In thousands)	2018	2017
Total distributions reported on the accompanying financial statements	$53,894	$38,142
Add: Amounts allocated to withdrawing participants at year end	—	9
Less: Amounts allocated to withdrawing participants at the prior year end	(9)	(63)
Total distributions reported on Form 5500	$53,885	$38,088

Note 8. Party-in-Interest Transactions

The Plan engages in transactions involving the acquisition or disposition of TCF Financial common stock, therefore, TCF Financial is a party-in-interest. These transactions are covered by an exemption from the "prohibited transactions" provisions of ERISA and the Code. Effective January 8, 2018, the Plan no longer purchases TCF Financial common stock from TCF Financial.

In 2018 and 2017, TCF Financial did not purchase any shares of TCF Financial common stock from the Plan.

In 2018 and 2017, the Plan purchased 34,627 and 1,190,492 shares, respectively, of TCF Financial common stock from TCF Financial for $0.7 million and $20.0 million, respectively. The shares were purchased at current market prices with no commission fees.

TCF 401K PLAN
Schedule H, line 4i - Schedule of Assets (Held at End of Year)

(In thousands, except shares)	At December 31, 2018
Description of Investment including the Identity of Issuer, Borrower or Similar Party and maturity date if applicable	Shares	Cost	Current Value
Corporate Stock:
TCF Financial Stock Fund*	7,797,567	$120,983	$151,975
Mutual Funds:
Vanguard Institutional Index Fund	193,858	35,961	44,112
Vanguard Mid-Cap Index Fund	906,101	27,992	34,232
Vanguard Small-Cap Index Fund	442,391	23,343	27,968
Vanguard Intermediate-Term Bond Index Fund	1,354,417	15,389	14,926
Vanguard Treasury Money Market Investor Shares	14,645,736	14,646	14,646
Vanguard Developed Markets Index Fund	1,047,047	13,462	12,533
Vanguard 2025 Target-Date Funds	210,421	4,109	3,579
Vanguard 2035 Target-Date Funds	136,254	2,793	2,564
Vanguard 2030 Target-Date Funds	81,630	2,713	2,516
Vanguard 2045 Target-Date Funds	121,678	2,741	2,459
Vanguard 2020 Target-Date Funds	83,682	3,861	2,396
Vanguard 2040 Target-Date Funds	57,194	2,043	1,848
Vanguard 2050 Target-Date Funds	33,782	1,272	1,099
Vanguard Target-Date Retirement Income Fund	78,279	1,172	998
Vanguard 2055 Target-Date Funds	19,158	782	676
Vanguard 2065 Target-Date Funds	22,067	498	433
Vanguard 2060 Target-Date Funds	9,066	473	283
Total Mutual Funds		153,250	167,268
Total		$274,233	$319,243
*Party-in-interest
See accompanying Report of Independent Registered Public Accounting Firm.

TCF 401K PLAN
Schedule H, line 4j - Schedule of Reportable Transactions

Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets

(In thousands, except number of purchases and sales)	Year Ended December 31, 2018
	Number of		Amount of
Description of Asset	Purchases	Sales	Purchases	Sales	Cost	Net Gain

Total TCF Financial Stock Fund*	124	771	$25,183	$31,443	$20,311	$11,132
*Party-in-interest
See accompanying Report of Independent Registered Public Accounting Firm.